Exhibit 99.1        Press Release dated July 25, 2022

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2022 SECOND QUARTER FINANCIAL RESULTS

Pleasanton, CA – July 25, 2022

●	Net sales of $593.2 million increased 44.6% year-over-year
●	Income from operations of $133.1 million increased 30.8% year-over-year
●	Diluted earnings per share of $2.16 increased 30.1% year-over-year
●	Repurchased $25.0 million of the Company's common stock during the quarter

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter of 2022. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

Beginning in 2022, the Company changed its presentation for both the North America and the Administrative and all other segment's statement of operations to display allocated expenses and management fees as a separate item below income from operations. During 2021, allocated expenses and management fees between the two segments were previously included in operating expenses and in income from operations and have been adjusted herein to conform to the 2022 presentation. Consolidated income from operations, income before tax and net income for all periods presented below are not affected by the change in presentation.

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended June 30, 2022 with the quarter ended June 30, 2021 and include the results of the acquisition of FIXCO Invest S.A.S ("ETANCO") on April 1, 2022. All purchase accounting adjustments related to the ETANCO acquisition are preliminary and subject to change.

2022 Second Quarter Financial Highlights

•Consolidated net sales of $593.2 million increased 44.6% from $410.3 million.
◦North America net sales of $456.4 million increased 30.2% from $350.6 million on relatively flat volumes primarily due to product price increases throughout 2021 in an effort to offset rising raw material costs.
◦Europe net sales of $133.2 million increased 136.1% from $56.4 million, primarily due to the acquisition of ETANCO, which contributed $80.3 million in net sales, along with product price increases, mostly offset by lower volumes and the negative effect of approximately $6.9 million in foreign currency translation.

•Consolidated gross profit of $259.3 million increased 32.0% from $196.4 million. Gross margin decreased to 43.7% from 47.9%.
◦North America gross margin decreased to 48.0% from 49.9%, primarily from higher material costs, as a percentage of net sales, partly offset by product price increases throughout 2021.
◦Europe gross margin decreased to 29.3% from 36.0%. Europe gross profit of $39.0 million included $19.2 million from the acquisition of ETANCO, which is net of $9.2 million in fair-value adjustments for inventory costs as a result of purchase accounting, most of which is a non-recurring charge. The Company expects there will be an additional nominal amount recognized in the third quarter of 2022 for a fiscal year total of $10.5 million in fair value adjustments.

•Consolidated income from operations of $133.1 million increased 30.8% from $101.7 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses, including $14.9 million attributable to ETANCO, and $5.9 million for integration costs also related to ETANCO. Consolidated operating margin decreased to 22.4% from 24.8%.
◦North America income from operations of $137.4 million increased $36.2 million from $101.2 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses including travel, entertainment and personnel costs.
◦Europe income from operations of $5.6 million decreased $0.3 million from $5.9 million. This includes ETANCO's operating loss of $1.6 million which is net of $9.2 million in inventory adjustments as noted above,

$4.2 million of amortization expense on acquired intangible assets and $5.9 million for integration costs for a total of $19.3 million. The Company expects to incur additional costs in 2022 as it continues to integrate ETANCO into its European operations. The Company has not realized any synergies from the combination to date.

•The Company's effective income tax rate slightly decreased to 26.8% from 26.9%.

•Net income was $93.6 million, or $2.16 per diluted share of the Company's common stock, compared to net income of $72.5 million, or $1.66 per diluted share. Net income for the quarter ended June 30, 2022 includes $3.4 million of net interest expense primarily on the Company’s borrowings for its acquisition of ETANCO.

Management Commentary

“We delivered strong financial and operational performance in the second quarter,” commented Karen Colonias, Chief Executive Officer of Simpson Manufacturing Co., Inc. “Since we announced the acquisition of ETANCO in late December, planning for and initiating the integration has been a primary focus. Our integration efforts, supported by the strong culture of our combined teams, have been progressing according to plan. After several months of hard work, we were very pleased to have found no material adjustments to our previously identified synergy opportunities, although the realization of the full amount is subject to change based on the current environment in Europe. We still believe we are well positioned to capture meaningful benefits from those synergies in the coming years.”

Mrs. Colonias concluded, “We made progress on our key growth initiatives during the second quarter within each of our five end use markets including Residential, Commercial, OEM, National Retail and Building Technology, which gives us confidence we can continue our above market growth relative to U.S. housing starts in fiscal 2022 and beyond. In conjunction with the integration of ETANCO, we identified facility expansions in the U.S. that will improve our overall service, production efficiencies and safety in the workplace, as well as reduce our reliance on certain outsourced finished goods and component products, and ensure we have ample capacity to meet our customers’ needs. Investments in these expansions have already started this year and will continue into 2024. While the rapidly changing macroeconomic environment including rising interest rates, inflation and other factors continue to impact the industry at large, we believe Simpson is uniquely positioned to perform given our diversification strategy and strong brand reputation that we’ve cultivated over the past 66 years.”

Corporate Developments

•During the second quarter of 2022, the Company repurchased 260,285 shares of common stock in the open market at an average price of $96.05 per share, for a total of $25.0 million. As of June 30, 2022, approximately $53.7 million remained available for repurchase under the Company's previously announced $100.0 million share repurchase authorization (which expires at the end of 2022).

Business Outlook

The Company has updated its 2022 financial outlook to include the acquisition of ETANCO, two quarters of actual results, and its latest expectations regarding demand trends, raw material costs and operating expenses. Based on business trends and conditions as of today, July 25, 2022, the Company's outlook for the full fiscal year ending December 31, 2022 is as follows:

•Operating margin is expected to be in the range of 19.0% to 21.0%, in-line with its more recent historical average as the Company has better visibility on material costs and expected results from its acquisition of ETANCO. The revised outlook includes $20.0 to $25.0 million in expected integration and transaction costs for the acquisition.

•Interest expense on the outstanding $250.0 million Revolving Credit Facility and Term Loans, which had initial borrowings of $450.0 million, is expected to be approximately $10.4 million, including the benefit from interest rate and cross currency swaps mitigating substantially all of the volatility from changes in interest rates.

•The effective tax rate is expected to be in the range of 25.5% to 26.5%.

•Capital expenditures are expected to be in the range of $80.0 million to $90.0 million including amounts attributable to ETANCO.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter of 2022 financial results conference call on Monday, July 25, 2022, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1556555&tp_key=30be70b1e5 or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, August 8, 2022, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13730869. The webcast will remain posted on the Investor Relations section of Simpson's website at ir.simpsonmfg.com for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiaries, including Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shear walls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the integration of the acquisition of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of the COVID-19 pandemic on our operations and supply chain, the operations of our customers, suppliers and business partners, and the successful integration of ETANCO, as well as those discussed in the :Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of such risks and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Footnotes
(1) Reflects EUR to USD exchange rate as of April 1, 2022.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$593,232	$410,281	$1,086,802	$757,922
Cost of sales	333,899	213,835	590,688	399,195
Gross profit	259,333	196,446	496,114	358,727
Research and development and engineering expense	16,943	14,169	32,809	28,758
Selling expense	45,074	33,167	81,910	63,990
General and administrative expense	58,419	47,410	112,192	95,975
Total operating expenses	120,436	94,746	226,911	188,723
Acquisition and integration related costs	5,864	—	12,815	—
Gain on disposal of assets	(43)	(28)	(1,126)	(108)
Income from operations	133,076	101,728	257,514	170,112
Interest expense, net and other	(3,372)	(420)	(3,585)	(765)
Other & foreign exchange loss, net	(1,890)	(2,216)	(2,107)	(3,648)
Income before taxes	127,814	99,092	251,822	165,699
Provision for income taxes	34,244	26,609	63,677	42,827
Net income	$93,570	$72,483	$188,145	$122,872
Earnings per common share:
Basic	$2.17	$1.67	$4.36	$2.83
Diluted	$2.16	$1.66	$4.34	$2.82
Weighted average shares outstanding:
Basic	43,145	43,434	43,162	43,406
Diluted	43,240	43,641	43,306	43,620
Cash dividend declared per common share	$0.26	$0.25	$0.52	$0.48
Other data:
Depreciation and amortization	$17,530	$11,527	$28,324	$22,753
Pre-tax equity-based compensation expense	$4,657	$3,702	$9,528	$10,245

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
	2022	2021	2021
Cash and cash equivalents	$246,134	$305,796	$301,155
Trade accounts receivable, net	375,130	249,931	231,021
Inventories	539,844	310,254	443,756
Other current assets	43,501	35,722	22,903
Total current assets	1,204,609	901,703	998,835
Property, plant and equipment, net	346,184	255,353	259,869
Operating lease right-of-use assets	48,984	43,374	45,438
Goodwill	492,338	134,121	134,022
Intangible assets, net	357,698	23,749	26,269
Other noncurrent assets	35,655	15,674	19,692
Total assets	$2,485,468	$1,373,974	$1,484,125
Trade accounts payable	$112,968	$60,268	$57,215
Long-term debt, current portion	22,500	—	—
Accrued liabilities and other current liabilities	225,928	172,186	187,387
Total current liabilities	361,396	232,454	244,602
Operating lease liabilities, net of current portion	39,654	34,087	37,091
Long-term debt, net of current portion	664,956	—	—
Deferred income tax and other long-term liabilities	134,824	20,528	18,434
Stockholders' equity	1,284,638	1,086,905	1,183,998
Total liabilities and stockholders' equity	$2,485,468	$1,373,974	$1,484,125

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2022	2021	change*	2022	2021	change*
Net Sales by Reporting Segment
North America	$456,410	$350,557	30.2%	$895,140	$651,120	37.5%
Percentage of total net sales	76.9%	85.4%		82.4%	85.9%
Europe	133,238	56,438	136.1%	184,689	100,734	83.3%
Percentage of total net sales	22.5%	13.8%		17.0%	13.3%
Asia/Pacific	3,584	3,286	9.1%	6,973	6,068	14.9%
	$593,232	$410,281	44.6%	$1,086,802	$757,922	43.4%
Net Sales by Product Group**
Wood Construction	$514,543	$355,787	44.6%	$950,191	$657,365	44.5%
Percentage of total net sales	86.7%	86.7%		87.4%	86.7%
Concrete Construction	78,209	54,305	44.0%	136,185	99,828	36.4%
Percentage of total net sales	13.2%	13.2%		12.5%	13.2%
Other	480	189	N/M	426	729	N/M
	$593,232	$410,281	44.6%	$1,086,802	$757,922	43.4%
Gross Profit (Loss) by Reporting Segment
North America	$219,299	$174,984	25.3%	$437,175	$317,369	37.7%
North America gross margin	48.0%	49.9%		48.8%	48.7%
Europe	39,023	20,298	92.3%	56,476	35,548	58.9%
Europe gross margin	29.3%	36.0%		30.6%	35.3%
Asia/Pacific	1,098	1,207	N/M	2,546	2,451	N/M
Administrative and all other	(87)	(43)	N/M	(83)	3,359	N/M
	$259,333	$196,446	32.0%	$496,114	$358,727	38.3%
Income (Loss) from Operations
North America	$137,368	$101,190	35.8%	$273,064	$174,215	56.7%
North America operating margin	30.1%	28.9%		30.5%	26.8%
Europe	5,559	5,873	(5.3)%	4,189	8,164	(48.7)%
Europe operating margin	4.2%	10.4%		2.3%	8.1%
Asia/Pacific	100	203	N/M	664	628	N/M
Administrative and all other	(9,951)	(5,538)	N/M	(20,403)	(12,895)	N/M
	$133,076	$101,728	30.8%	$257,514	$170,112	51.4%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400